Exhibit 15.1

BAHRAIN TELECOMMUNICATIONS

COMPANY B.S.C.

SPECIAL PURPOSE CONSOLIDATED

FINANCIAL STATEMENTS

31 DECEMBER 2004

Bahrain Telecommunications Company B.S.C.

SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

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1

REPORT OF THE INDEPENDENT AUDITORS

To the Directors of Bahrain Telecommunications B.S.C.

We have audited the accompanying consolidated balance sheet of Bahrain Telecommunications Company B.S.C. (“the Company”) and its subsidiaries (“the Group”) as at 31 December 2004 and the related consolidated income statement, consolidated statement of cash flows and consolidated statement of changes in shareholders’ equity for the year ended 31 December 2004. These special purpose consolidated financial statements are the responsibility of the directors of the Company. Our responsibility is to express an opinion on these special purpose consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special purpose consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the special purpose consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall special purpose consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the special purpose consolidated financial statements present fairly, in all material respects, the financial position of the Group as at 31 December 2004, the results of its operations, changes in its shareholders’ equity and its cash flows for the year then ended, in accordance with International Financial Reporting Standards.

International Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 25 to the special purpose consolidated financial statements.

KPMG Bahrain
Manama
Kingdom of Bahrain

Date: 13 September 2005

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Bahrain Telecommunications Company B.S.C.	2

CONSOLIDATED BALANCE SHEET as at 31 December 2004	BD’000

			UNAUDITED
	Note	2004	2003
NET ASSETS EMPLOYED
Property, plant and equipment	3	153,277	166,709
Intangible assets	4	623	1,251
Investments	5	23,821	20,770
Staff housing loans	6	–	339

		177,721	189,069
CURRENT ASSETS
Inventories		590	739
Accounts receivable and prepayments	7	40,170	32,438
Amounts due from telecommunications operators		11,443	5,789
Cash and cash equivalents		136,369	120,674

		188,572	159,640
CURRENT LIABILITIES
Accounts payable and accruals	8	49,342	51,221
Amounts due to telecommunications operators		11,025	8,186

		60,367	59,407

NET CURRENT ASSETS		128,205	100,233

NET ASSETS		305,926	289,302

MINORITY INTEREST		6,087	5,617

SHAREHOLDERS’ EQUITY

Share capital	9	100,000	100,000
Statutory reserve	10	43,518	37,490
General reserve	11	15,000	15,000
Proposed appropriations	12	40,040	52,367
Retained earnings		101,211	78,667
Foreign currency translation reserve		70	161

		299,839	283,685

TOTAL SHAREHOLDERS’ EQUITY AND MINORITY INTEREST		305,926	289,302

The consolidated financial statements, which consist of pages 2 to 22, were approved by the Board of Directors on 10 September 2005.

The accompanying notes 1 to 25 form an integral part of these special purpose consolidated financial statements.

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Bahrain Telecommunications Company B.S.C.	3

CONSOLIDATED INCOME STATEMENT for the year ended 31 December 2004	BD’000

			UNAUDITED
	Note	2004	2003

Gross revenue	13	203,764	192,122

General and administrative	14	99,002	108,665
Other operating expenses	15	26,561	23,181

Total operating expenses		125,563	131,846

Operating profit		78,201	60,276

Non-operating income	16	5,581	1,166

Profit for the year before minority interest		83,782	61,442

Minority interest		(1,198)	(780)

Profit for the year attributable to shareholders		82,584	60,662

Basic and diluted earnings per share	17	83 fils	61 fils

The accompanying notes 1 to 25 form an integral part of these special purpose consolidated financial statements.

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Bahrain Telecommunications Company B.S.C.	4

CONSOLIDATED STATEMENT OF CASH FLOWS for the year ended 31 December 2004	BD’000

		UNAUDITED
	2004	2003

Operating activities
Cash receipts from customers	167,896	163,065
Cash paid to suppliers	(35,685)	(39,399)
Cash paid to and on behalf of employees	(30,251)	(37,748)
Cash (paid)/received from telecommunications operators	(1,278)	4,093

Cash flows from operating activities	100,682	90,011

Investing activities
Acquisition of plant and equipment	(19,370)	(20,188)
Acquisition of investments	(5,870)	(7,229)
Cash received from selling and maturing investments	3,019	4,754
Payments in respect of investment commitments, net	(452)	(1,868)
Interest and investment income received	2,554	1,041
Net cash repayments of staff housing loans	269	75

	(19,850)	(23,415)

Financing activities
Repayment of bank loan	–	(1,916)
Dividends paid	(65,137)	(45,973)

Cash flows from financing activities	(65,137)	(47,889)

Net increase in cash and cash equivalents	15,695	18,707

Cash and cash equivalents at 1 January	120,674	101,967

Cash and cash equivalents at 31 December	136,369	120,674

The accompanying notes 1 to 25 form an integral part of these special purpose consolidated financial statements.

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Bahrain Telecommunications Company B.S.C.	5

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY for the year ended 31 December 2004	BD’000

2004

	Share capital	Statutory reserve	General reserve	Retained earnings	Foreign currency translation reserve	Proposed appropria-tions	Total

At 1 January 2004	100,000	37,490	15,000	78,667	161	52,367	283,685
Dividends declared (2003)	–	–	–	–	–	(45,000)	(45,000)
Donations and contributions (2003)	–	–	–	–	–	(1,214)	(1,214)
Directors’ remuneration paid (2003)	–	–	–	–	–	(125)	(125)
Transfer to statutory reserve (2003)	–	6,028	–	–	–	(6,028)	–
Net profit for the year	–	–	–	82,584	–	–	82,584
Interim dividend declared for 2004	–	–	–	(20,000)	–	–	(20,000)
Proposed appropriations for 2004: (note12)
Final dividends	–	–	–	(30,000)	–	30,000	–
Directors’ remuneration	–	–	–	(159)	–	159	–
Donations and contributions	–	–	–	(1,653)	–	1,653	–
Transfer to statutory reserve	–	–	–	(8,228)	–	8,228	–
Foreign currency translation reserve	–	–	–	–	(91)	–	(91)

At 31 December 2004	100,000	43,518	15,000	101,211	70	40,040	299,839

2003 (UNAUDITED)

	Share capital	Statutory reserve	General reserve	Retained earnings	Foreign currency translation reserve	Proposed appropria-tions	Total

At 1 January 2003	100,000	30,930	15,000	70,372	264	52,870	269,436
Dividends declared (2002)	–	–	–	–	–	(45,000)	(45,000)
Donations and contributions paid (2002)	–	–	–	–	–	(1,160)	(1,160)
Directors’ remuneration paid (2002)	–	–	–	–	–	(150)	(150)
Transfer to statutory reserve (2002)	–	6,560	–	–	–	(6,560)	–
Net profit for the year	–	–	–	60,662	–	–	60,662
Proposed appropriations for 2003: (note12)
Dividends	–	–	–	(45,000)	–	45,000	–
Directors’ remuneration	–	–	–	(125)	–	125	–
Donations and contributions	–	–	–	(1,214)	–	1,214	–
Transfer to statutory reserve	–	–	–	(6,028)	–	6,028	–
Foreign currency translation reserve	–	–	–	–	(103)	–	(103)

At 31 December 2003	100,000	37,490	15,000	78,667	161	52,367	283,685

The accompanying notes 1 to 25 form an integral part of these special purpose consolidated financial statements.

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Bahrain Telecommunications Company B.S.C.	6

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004
1.	BACKGROUND AND ACTIVITIES

Bahrain Telecommunications Company B.S.C. (“the Company”) is a public shareholding company registered in the Kingdom of Bahrain in the year 1981 and is engaged in the provision of public telecommunications and associated products and services. The special purpose consolidated financial statements for the year ended 31 December 2004 comprise the financial statements of the Company and its subsidiaries (together referred to as “the Group”).

The registered office of the Company is P O Box 14, in Manama, Kingdom of Bahrain. Mr. Hussain Al-Shehabi is the Company Secretary.

2.	SIGNIFICANT ACCOUNTING POLICIES
a.	Statement of compliance

The special purpose consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, the requirements of the Bahrain Commercial Companies Law 2001 and Article 35 of the Disclosure Standards circular issued by the Bahrain Monetary Agency.

International Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 25 to the consolidated financial statements.

b.	Basis of preparation

The special purpose consolidated financial statements have been prepared under the historical cost basis. The accounting policies have been consistently applied and are consistent with those used in the previous year.

The financial information for 2003 is unaudited and has been prepared for comparative information purposes only.

c.	Basis of consolidation
i)	Subsidiaries

Subsidiaries are those enterprises controlled by the Company. Control exists when the company has the power, directly or indirectly, to govern the financial and operating policies of an enterprise so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the special purpose consolidated financial statements from the date that control commences until the date that control effectively ceases.

ii)	Jointly controlled companies

Jointly controlled companies are those enterprises over whose financial and operating policies the Group has joint control, established by contractual agreement. The special purpose consolidated financial statements include the Group’s proportionate share of the enterprises’ assets, liabilities, revenue and expenses with items of a similar nature on a line-by-line basis. The special purpose financial statements of the jointly controlled companies are included in the special purpose consolidated financial statements from the date that control commences until the date that effectively ceases.

iii)	Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealised gains and losses arising from intra-group transactions, are eliminated in preparing the special purpose consolidated financial statements. Unrealised gains arising from transactions with the jointly controlled company are eliminated to the extent of the Group’s interest in the enterprise.

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Bahrain Telecommunications Company B.S.C.	7

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

2 Significant accounting policies (continued)

d.	Intangible assets

Intangible assets comprising of deferred internet operating license fees are stated at cost less accumulated amortization and impairment losses as follows:

•	Internet operating license fees paid are amortised on a straight-line basis over the estimated useful life of seven years.
e.	Property, plant and equipment

Items of property, plant and equipment are stated at historical cost less accumulated depreciation and impairment allowances. The cost of self-constructed property, plant and equipment includes the cost of materials and direct labour.

Subsequent expenditure

Expenditure incurred to replace a component of an item of property, plant and equipment that is accounted for separately, is capitalised and the carrying amount of the components replaced is recognised as an expense as incurred. Other subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the item of property, plant and equipment. All other expenditure is recognised in the income statement as an expense as incurred.

Depreciation

Freehold land, projects in progress and inventories held for capital projects are not depreciated. The cost of other property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives as follows:

	2004	2003

Buildings	25 years	20 years
Plant and equipment	3 to 25 years	2 to 20 years
Motor vehicles, furniture, fittings and office equipment	2 to 10 years	1 to 3 years

Depreciation is charged to the income statement. Assets are depreciated from the time they are completed and brought into service.

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Bahrain Telecommunications Company B.S.C.	8

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

2 Significant accounting policies (continued)

f.	Investments
(i)	Classification

Held-to-maturity investments are financial assets with fixed or determinable payments and fixed maturity that the Group has the intent and ability to hold to maturity. These include certain debt securities and investments in managed funds.

Available-for-sale investments are financial assets that are not held for trading purposes or held-to-maturity. These comprise unquoted equity investments.

(ii)	Recognition

Available-for-sale investments are recognised/derecognised by the Group on the date it commits to purchase/sell the investments. Held-to-maturity Investments are recognised/derecognised on the day they are transferred to/by the Group.

(iii)	Measurement

Held-to-maturity investments are carried at cost, less impairment allowances (refer accounting policy h).

Available-for-sale unquoted equity investments are stated at cost, including transaction costs, less impairment allowances as there are no active markets or other appropriate methods from which to derive reliable fair values for these investments.

g.	Inventories

Inventories are stated at the lower of cost and net realisable value after making due provision for any obsolete or slow-moving items. Cost is determined on a weighted average basis. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. Those items of inventory that are held for the expansion of the telecommunications network are shown under property, plant and equipment.

h.	Impairment

The carrying amounts of the Group’s assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. An impairment loss is recognised whenever the carrying amount of an asset or a cash-generating unit exceeds its estimated recoverable amount. Impairment allowances are recognised in the income statement.

i.	Accounts receivable

Accounts receivable are stated at cost less impairment allowances.

j.	Employees’ end of service benefits

Provision is made for amounts payable as employees’ end of service benefits as per the respective countries’ labor laws on the basis of the employees’ accumulated periods of service at the balance sheet date.

k.	Gross revenue

Gross revenue represents the value of services provided and equipment sold or rented. It includes the revenue received and receivable from revenue sharing arrangements entered into with national and international telecommunication operators in respect of traffic exchanged.

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Bahrain Telecommunications Company B.S.C.	9

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

2 Significant accounting policies (continued)

l.	Foreign currency transactions

These special purpose consolidated financial statements have been prepared in thousands of Bahraini Dinars (BD ‘000). The exchange rate ruling at the balance sheet date was US$1=BD 0.376 (31 December 2003: US$1=BD 0.377).

Foreign currency transactions are translated at the foreign exchange rate prevailing at the time of the transaction. Monetary assets and liabilities in foreign currencies at the balance sheet date are translated into Bahraini Dinars at the foreign exchange rate prevailing at that date. Foreign exchange differences arising on translation are recognised in the income statement. Non-monetary assets and liabilities denominated in foreign currencies are translated at the rates prevailing at the date of the transaction.

m.	Borrowing costs

Interest costs incurred in connection with interest bearing loans are expensed as incurred.

n.	Financial statements of foreign operations

The Group’s foreign operations are not considered an integral part of the Company’s operations and, accordingly, the assets and liabilities of the foreign operations including goodwill arising on acquisition, are translated into Bahraini Dinars at the exchange rates prevailing at the balance sheet date. The revenue and expenses of foreign operations are translated into Bahraini dinars at average exchange rates prevailing during the year. Exchange differences arising on translation are recognised as a component of shareholders’ equity.

o.	Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and balances with banks, including time deposits, which are readily convertible into cash and mature within three months when acquired.

p.	Dividends and directors’ remuneration

Dividends to shareholders and directors’ remuneration are recognised as a liability in the period in which they are declared.

q.	Provisions

A provision is recognised in the balance sheet when the Group has a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation.

r.	Taxation

The Company’s income is not subject to taxation and accordingly there is no charge for taxation.

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Bahrain Telecommunications Company B.S.C.	10

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

3.	PROPERTY, PLANT AND EQUIPMENT

	Freehold land	Buildings	Plant and equipment	Motor vehicles, furniture, fittings & office equipment	Projects in progress	Total
		BD’000	BD’000	BD’000	BD’000	BD’000
Cost
At 1 January 2004	4,163	50,994	266,308	46,287	25,479	393,231
Additions	–	–	–	–	21,602	21,602
Projects completed	–	321	7,856	5,551	(13,728)	–
Disposals	–	(356)	(15,978)	(1,944)	–	(18,278)
At 31 December 2004	4,163	50,959	258,186	49,894	33,353	396,555

Depreciation
At 1 January 2004	–	41,747	147,026	37,749	–	226,522
Charge for the year	–	2,072	21,683	7,994	–	31,749
Disposals	–	(261)	(12,975)	(1,757)	–	(14,993)
At 31 December 2004	–	43,558	155,734	43,986	–	243,278

Net book value
At 31 December 2004	4,163	7,401	102,452	5,908	33,353	153,277
At 31 December 2003 (UNAUDITED)	4,163	9,247	119,282	8,538	25,479	166,709

Included in projects in progress are inventories held for capital projects of BD 590,000 as at the balance sheet date (2003: BD 739,000).

During 2004, the Group revised the estimated useful life of certain property, plant and equipment after considering industry practice and past experience. Following this exercise, the useful economic life of certain assets was decreased resulting in a net additional depreciation charge in 2004 of BD 2.9 million.

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Bahrain Telecommunications Company B.S.C.	11

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

4.	INTANGIBLE ASSETS

These comprise of internet license fees paid, as follows:

		UNAUDITED
Cost	2004 BD’000	2003 BD’000
Internet license fees, at cost	3,410	3,410
Exchange gain on translation of license fees	180	180
	3,590	3,590
Amortisation
At 1 January	2,339	1,719
Charge for the year	628	620
At 31 December	2,967	2,339
Net book value at 31 December	623	1,251

The movement in intangible assets during the year were as follows:

		UNAUDITED
	2004 BD’000	2003 BD’000
Cost
At 1 January	3,590	3,564
Other movement	–	26
At 31 December	3,590	3,590
Amortisation
At 1 January	2,339	1,719
Charge for the year	628	620
At 31 December	2,967	2,339
Net Book value at 31 December	623	1,251

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Bahrain Telecommunications Company B.S.C.	12

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

5.	INVESTMENTS

		UNAUDITED
	2004 BD’000	2003 BD’000
Held-to-maturity	19,881	16,207
Available-for-sale	3,940	4,563
	23,821	20,770

6.	STAFF HOUSING LOANS

The Group provides loans to its Bahraini employees for the acquisition of residential properties. In the past, housing loans have been funded by the Group, and are interest free and repayable over a maximum period of fifteen years. As from 1 January 1996, the Group introduced a new staff housing loan scheme whereby loans are funded through a local commercial bank and secured by a guarantee issued by the Group. In case of loans funded through local commercial banks, the Group bears 75% of the loan interest. At 31 December 2004, the Group has guaranteed BD 3.2 million towards housing loans to staff (2003: BD 3.2 million).

		UNAUDITED
	2004 BD’000	2003 BD’000

Old staff housing loan balance as at 31st December:	–	339
7.	ACCOUNTS RECEIVABLE AND PREPAYMENTS

		UNAUDITED
	2004 BD’000	2003 BD’000

Customers’ accounts	35,623	29,580
Less: Provision for impairment	(5,496)	(9,072)
Customers’ accounts, net	30,127	20,508
Unbilled revenue	5,146	5,772
Interest and investment income receivable	564	425
Prepaid expenses and other receivables	4,333	5,733
	40,170	32,438

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Bahrain Telecommunications Company B.S.C.	13

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

8.	ACCOUNTS PAYABLE AND ACCRUALS

		UNAUDITED
	2004 BD’000	2003 BD’000

Trade accounts payable	7,420	9,181
Restructuring provision	4,000	6,634
Other provisions and accrued expenses	16,378	17,150
Provision for donations	5,883	6,098
Billings in advance	1,734	2,290
Unclaimed dividends	818	412
Retentions on projects in progress	1,266	1,331
Due to related parties	1,349	474
Other payables	10,494	7,651

	49,342	51,221

9.	SHARE CAPITAL

		UNAUDITED
	2004 BD’000	2003 BD’000

Authorised, issued and fully paid: 1 billion shares of 100 fils each	100,000	100,000

(i)	The Company has only one class of equity security and the holders of these shares have equal voting rights.
(ii)	Names and nationalities of the major shareholders and the number of equity shares held in which they have an interest of 5% or more of outstanding shares.

Name	Nationality	No of shares in thousands	Holding %

The Government of Bahrain	Bahrain	366,666	36.67
Cables and Wireless Plc	UK	200,000	20.00
General Organization for Social Insurance	Bahrain	102,670	10.27
The General Organization for Pension Fund (Civil)	Bahrain	81,359	8.14

(iii)	Distribution schedule of equity shares:

Categories	No of shares in thousands	No. of shareholders	% of total Outstanding shares

Less than 1%	130,268	11,154	13.02
1% up to less than 5%	119,036	5	11.90
5% up to less than 10%	81,359	1	8.14
10% up to less than 20%	102,670	1	10.27
20% up to less than 50%	566,667	2	56.67
50% and above	–	–	–

Total	1,000,000	11,163	100

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Bahrain Telecommunications Company B.S.C.	14

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

10.	STATUTORY RESERVE

The Bahrain Commercial Companies Law 2001 requires all companies incorporated in Bahrain to transfer 10% of net profit for the year to a statutory reserve, until such reserve reaches a minimum of 50 % of the issued share capital. The reserve is not available for distribution, except in the circumstances stipulated in the Bahrain Commercial Companies Law 2001. Transfer to statutory reserve, effected by the subsidiary in accordance with the applicable law of the country of incorporation, is retained in the subsidiary concerned, and is not available for distribution except in circumstances stipulated by the law in the respected country of incorporation.

11.	GENERAL RESERVE

The general reserve is distributable only upon a resolution of the shareholders at the Annual General Meeting. No transfer has been made for the year (2003: nil).

12.	Total appropriation

The board of directors propose the following appropriations for the approval of the shareholders at the annual general meeting:

		UNAUDITED
	2004 BD’000	2003 BD’000

Dividends	50,000	45,000
Interim dividends	(20,000)	–
Final dividends	30,000	45,000
Donations	1,653	1,214
Directors’ remuneration	159	125
Transfer to statutory reserve	8,228	6,028

	40,040	52,367

13.	GROSS REVENUE

The Group’s operations are all considered to fall into one broad class of business, telecommunication and information services and hence, segmental analysis of assets and liabilities is not considered meaningful. Gross turnover can be analysed as follows:

		UNAUDITED
	2004 BD’000	2003 BD’000

Mobile telecommunications services	95,375	87,491
Fixed line telephony services	48,656	51,598
Infomatics	26,494	28,227
Leased circuits	21,342	15,182
Pre-paid cards	6,733	7,534
Wholesale and interconnect	3,750	–
Payphones	1,117	2,116
Other	297	(26)

	203,764	192,122

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Bahrain Telecommunications Company B.S.C.	15

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

14.	GENERAL AND ADMINISTRATIVE

		UNAUDITED
	2004 BD’000	2003 BD’000

Staff costs	31,555	38,613
Depreciation	31,749	28,624
Amortisation of intangible assets	627	620
Board of Directors attendance expenses	40	49
License fee	1,525	182
Public relations	1,168	416
Marketing and advertising	3,175	2,868
Computer maintenance	3,330	2,285
Professional charges	1,044	5,153
Provision for doubtful receivables	706	2,810
Others	24,083	27,045

	99,002	108,665

Included in staff costs is a charge of BD 4 million (2003: 10 million) in connection with initiatives to reorganise and streamline certain support functions and realign certain business activities as part of a plan approved by the Company’s Board of Directors.

15.	OTHER OPERATING EXPENSES

		UNAUDITED
	2004 BD’000	2003 BD’000

Outpayments to telecommunications operators	22,275	19,164
Cost of equipment sales	4,286	4,017

	26,561	23,181

16.	NON-OPERATING INCOME

		UNAUDITED
	2004 BD’000	2003 BD’000

Investment income	836	24
Interest income	1,461	1,142
Release of unused provisions	3,284	–

	5,581	1,166

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Bahrain Telecommunications Company B.S.C.	16

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

17.	EARNINGS PER SHARE (EPS)

		UNAUDITED
	2004	2003

Net profit for the year attributable to shareholders (BD’000)	82,584	60,662
Weighted average number of shares outstanding during the year (thousands)	1,000,000	1,000,000
Basic and diluted earnings per share (fils)	83	61

18.	COMMITMENTS

The Group has commitments at 31 December 2004 in respect of capital projects of BD 8.796 million (2003: BD 7.646 million).

In addition, the Group has the following commitments at the balance sheet date:

Operating leases

		UNAUDITED
	2004	2003
Non-cancellable operating lease rentals are payable as follows:	BD’000	BD’000

Within one year	3,887	4,633
Between one to five years	1,094	967
Above five years	615	710

	5,596	6,310

Foreign currency facilities

The Group currently has foreign currency facilities from commercial banks totalling approximately BD 41 million (2003: BD 41 million). At 31 December 2004, the Group has utilised BD NIL of the foreign currency facilities (2003: BD NIL).

19.	EMPLOYEE BENEFITS

The Group employed 1,923 employees as at 31 December 2004 (2003: 2,033). Pension rights (and other social benefits) for the Group’s local employees are covered by the applicable social insurance scheme of the countries in which they are employed, which is “defined contribution scheme” plan under International Accounting Standard 19 – Employee Benefits. The employees and employers contribute monthly to the scheme on a fixed percentage-of-salaries basis. The Group’s contributions in respect of such employees for 2004 amounted to BD 1.36 million (2003: 1.86 million).

Expatriate employees on limited-term contracts are entitled to leaving indemnities payable under the respective Labour Laws of the countries concerned, based on length of service and final remuneration. The liability, which is unfunded, is provided for on the basis of the cost had all employees left at the balance sheet date. The provision at 31 December 2004 amounts to BD 500,000 (2003: 454,000) and is included under accrued expenses and provisions.

The Group has contributed a sum of BD 51,000 (2003: BD 41,000) towards the pension plan funded by Cable & Wireless plc for the seconded staff employed in Bahrain.

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Bahrain Telecommunications Company B.S.C.	17

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

20.	TRANSACTIONS WITH RELATED PARTIES

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial and operating decisions.

The Group is an associate of Cable & Wireless plc, which owns 20% of the issued share capital of Bahrain Telecommunications Company B.S.C.. The Group undertook the following transactions with Cable & Wireless plc at rates agreed between Cable & Wireless Plc and the Board of Directors:

		UNAUDITED
	2004	2003
	BD’000	BD’000

Retainer fees	834	613
Services	22	13

	856	626

Balances due to related parties, included under accounts payables and accruals were as follows:

		UNAUDITED
	2004	2003
	BD’000	BD’000

Retainer fees	1,286	456
Services	62	70

	1,348	526

The Group also had transactions with subsidiaries and associated undertakings of Cable & Wireless plc. These transactions were undertaken in the normal course of business, at rates agreed on an arm’s length basis. Approximately 2% (2003: 2%) of the Group’s transactions with telecommunication operators were with related undertakings.

The balances outstanding at the end of the year with respect to such transactions were as follows:

		UNAUDITED
	2004	2003
	BD’000	BD’000

Amounts due to related international telecommunication operators	1,879	4,405

Amounts due from related international telecommunication operators	269	4,168

Directors’ interest in the shares of the Company as at the year end was as follows:

Total number of shares held by Directors	2,429,529

As a percentage of the total number of shares outstanding	0.24%

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Bahrain Telecommunications Company B.S.C.	18

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

21.	RISK MANAGEMENT
a.	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss.

The Group’s financial assets, which include accounts receivable from local customers and international telecommunication operators, investments, staff housing loans, bank balances and fixed deposits, do not represent a significant concentration of credit risk.

Accounts receivable are widely spread among customer’s segmentation and geographical areas. In addition, strict credit control is maintained as both credit period and credit limits are continuously monitored. Further, adequate level of provision for doubtful receivables is maintained. The Group manages credit risk on its investments by ensuring that investments are made only after careful credit evaluation of the issuer. The fixed deposits are placed with commercial banks after careful credit evaluation of those banks.

b.	Currency risk

Currency risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates.

The Group has substantial purchases from foreign suppliers. In addition, the Group deals with international telecommunication operators. The Group’s currency risk is related to changes in exchange rates applicable to the settlements in foreign currencies.

The Group maintains an adequate level of foreign currencies to cover its expected commitment to international telecommunication operators. These amounts are placed in short-term fixed deposit accounts.

c.	Interest rate risk

Interest rate risk is the risk that the value of a financial instrument will fluctuate due to changes in market interest rates.

The Group is exposed to interest rate risk on its fixed deposits. These are short term in nature and are denominated in US Dollar. The average interest rate yield from short term fixed deposits during 2004 was 1.19% (2003: 1.04%).

The Group also bears 75% of the interest on Bahraini staff housing loans. The total loans should not exceed BD 10 million at any time and the agreed interest rate applicable is 1 year-BIBOR plus 1% on the loan balance. The BIBOR rate for the whole year is fixed on the first working day in January every year. The agreed interest rate for 2005 was 4.22% and that for 2004 was 2.69%.

d.	Liquidity risk

Liquidity risk, also referred to as funding risk, is the risk that an enterprise will encounter difficulty in raising funds to meet commitments associated with financial instruments. Liquidity risk may result from an inability to sell a financial asset quickly at close to its fair value.

A major portion of the Group’s liquid funds included in bank balance and cash are invested in cash and cash equivalents which are readily convertible into cash and are available to meet liquidity requirements.

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Bahrain Telecommunications Company B.S.C.	19

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the amount for which an asset could be exchanged or a liability settled, between knowledgeable, willing parties on an arm’s length basis.

Except for available-for-sale investments and held-to-maturity investments which are carried at cost, the carrying values of the Group’s other financial instruments approximate their fair values.

23.	PRINCIPAL SUBSIDIARIES

The Group’s principal subsidiary Companies as of 31 December 2004 were as follows:

Name of company	Country of incorporation	Capital	Percentage of capital held	Nature of operations
Batelco Middle East EC	Bahrain	BD 8.5 million	100%	Holding company for investments in subsidiaries
Quality Net WLL	Kuwait	KD 1 million	44%, but Batelco exercises control under management agreement	Internet and related services
Arabian Network Information Services WLL	Bahrain	BD 0.2 million	75%	Internet and related services
Batelco Jordan	Jordan	JD 6.3 million	80%	Internet and related services

During the year 2004, the Company sold its 50% stake in Batelco Jeraisy Company Ltd, a Company incorporated in the Kingdom of Saudi Arabia, jointly controlled and engaged in the provision of Internet and related services.

24.	COMPARATIVE

Certain comparative figures have been reclassified to conform with the current year’s presentation. Such classification did not affect previously reported net profit or shareholders’ equity.

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Bahrain Telecommunications Company B.S.C.	20

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

25.	RECONCILIATION BETWEEN IFRS AND US GAAP

Basis of preparation

Batelco prepares its consolidated financial statements in accordance with generally accepted accounting principles under IFRS, which differ in certain material respects from US GAAP. The following is a summary of the significant differences applicable to the Group and the adjustments necessary to present net income and shareholders’ equity in accordance with US GAAP for the year ended 31 December 2004.

Net income reconciliation

The effects of these different accounting principles are as follows:

	Note	2004 BD ‘000
Profit / (loss) as reported under IFRS		82,584
US GAAP adjustments:
Restructuring costs	(a)	(2,634)
Other Adjustments:
Directors’ remuneration	(b)	(159)
Donations	(c)	(1,653)

Net profit / (loss) under US GAAP		78,138

Basic and diluted earnings per share under US GAAP		0.078 BD

Shareholders’ equity reconciliation

		2004 BD ‘000
Shareholders’ equity as reported under IFRS		299,839
US GAAP adjustments:
Restructuring costs	(a)	4,000
Other Adjustments:
Directors’ remuneration	(b)	(159)
Donations	(c)	(1,653)
Shareholders’ equity under US GAAP		302,027

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Bahrain Telecommunications Company B.S.C.	21

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

25.	Reconciliation between IFRS and United States GAAP (continued).
(a)	Redundancy costs

Batelco operates a voluntary redundancy plan for employees.

Under IFRS, redundancy provisions related to restructuring are recognised when a constructive obligation in respect of a past event is present. This is the case where an entity has raised a valid expectation in those affected that it will carry out the restructuring and has in place a detailed formal plan.

Under US GAAP (SFAS 88 – Employer’s Accounting for Settlements and Curtailments of Defined benefit plans and for Termination Benefits), a liability and loss for special termination benefits, offered only for a short period of time, is recognised when the employee accepts the offer; and the amount can be reliably estimated.

The BD 2,634,000 in the net income reconciliation represents BD 6,634,000 charged in the prior year under IFRS and recognised in 2004 under US GAAP netted off against BD 4,000,000 charged in 2004 under IFRS but not qualifying for provision under US GAAP.

The amounts shown in the shareholders equity reconciliation at 31 December 2004 of BD 4,000,000 represents amounts provided under IFRS which did not qualify to be provided under US GAAP.

(b)	Directors’ remuneration

The special purpose consolidated financial statements have been prepared in accordance with IFRS and Bahrain Commercial Companies Law. Under the Bahrain Commercial Companies Law, Directors’ remuneration is charged through Statement of Changes in Shareholders’ Equity.

Under US GAAP directors’ remuneration has been charged to the income statement. In 2004, the net income reconciliation amount reflects the charge for directors’ remuneration through the income statement for US GAAP purposes.

(c)	Donations

The special purpose consolidated financial statements have been prepared in accordance with IFRS and Bahrain Commercial Companies Law. Under the Bahrain Commercial Companies Law, donations are charged through Statement of Changes in Shareholders’ Equity.

Under US GAAP donations accrued during the year are charged in the income statement. In 2004, the net income reconciliation amount reflects donations accrued during the year and charged in the income statement for US GAAP purposes.

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Bahrain Telecommunications Company B.S.C.	22

NOTES TO THE SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS for the year ended 31 December 2004

25.	Reconciliation between IFRS and United States GAAP (continued).
(d)	Cash flows

The cash flow statement is prepared in accordance with the IAS 7 (Cash Flow Statements). It’s objective and principles are similar to those set out in SFAS 95 ‘Statement of cash flows’.

(e)	Staff housing loans

Under US GAAP FIN 45 ‘Guarantor’s accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness and others’, Batelco would be required to recognise, at inception of a guarantee, a liability for the fair value of an obligation undertaken in issuing a guarantee. In the case of guarantees issued for staff housing loans, Batelco has concluded that the valuation of these guarantees are not material.